Exhibit 77(c)

Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the nine (9) Directors:

      o     E. Thayer Bigelow
      o     William H.T. Bush
      o     Robert B. Calhoun, Jr.
      o     Robert S. Dow
      o     Daria L. Foster
      o     Julie A. Hill
      o     Franklin W. Hobbs
      o     Thomas J. Neff
      o     James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                         Votes             Votes           Votes
Matter                   For               Against         Withheld  Abstentions
------                   ---               -------         --------  -----------
E. Thayer Bigelow        192,954,887.174   1,406,045.706   --        --
William H.T. Bush        193,083,030.926   1,277,901.954   --        --
Robert B. Calhoun, Jr.   193,116,274.823   1,244,658.057   --        --
Robert S. Dow            193,186,235.369   1,174,697.511   --        --
Daria L. Foster          192,996,008.011   1,364,924.869   --        --
Julie A. Hill            193,194,378.667   1,166,554.213   --        --
Franklin W. Hobbs        193,192,422.719   1,168,510.161   --        --
Thomas J. Neff           193,088,744.804   1,272,188.076   --        --
James L.L. Tullis        192,991,827.523   1,369,105.357   --        --